Exhibit 99.1

Hansen Medical Names Peter J. Mariani Chief Financial Officer

Former Guidant VP, Controller and CAO also held roles at Guidant’s Vascular and Japan Subsidiaries

MOUNTAIN VIEW, CA. – June 3, 2011 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in flexible robotics and the developer of robotic technology for accurate 3D control of catheter movement, today announced that veteran financial executive Peter J. Mariani has been named Chief Financial Officer, effective June 20. He will report directly to President and Chief Executive Officer Bruce Barclay.

Mariani replaces Peter Osborne, who has served as interim CFO since February 2010.

Mariani, 47, has held a variety of financial leadership positions and has extensive international experience at public and private companies. His most relevant experience to his new role at Hansen Medical was the nearly 12 years he spent in senior financial positions with Guidant Corporation, a global leader in the development and sale of medical devices for the treatment of cardiovascular disease.

While at Guidant, Mariani was VP, Controller and Chief Accounting Officer (CAO). Previously, he spent four years at Guidant-Japan, with most of that as Vice President Finance and Administration, where he helped facilitate the conversion of Guidant’s business in Japan from a distributor network to a direct sales and marketing organization, which led to increased sales and profitability. He also spent two years with Guidant’s Vascular subsidiary where he led the advancement of Guidant’s consolidated customer billing and collection services prior to several significant product launches.

“Pete has a strong financial background and a proven track record of results while working for a global, publicly-traded medical device business,” Barclay said. “He also has shown an expertise for building and managing professional, high performing teams focused on high quality execution. His work at Guidant’s Vascular and Japan subsidiaries demonstrated his ability to work closely and effectively with sales and marketing teams, which will serve us well at Hansen Medical in his role as a member of the executive team of the Company. Furthermore, his experience overseeing the financial reporting and accounting in the global vascular market will be very useful as we prepare for an expected launch of our Vascular Robotic System later this year.”

“I’d also like to thank Peter Osborne for all his work on behalf of Hansen Medical during his time as our interim CFO,” Barclay added. “His financial expertise, integrity and credibility helped the Company immensely, making him a valued part of the executive team and an asset to us all. We wish him every success in his future endeavors.”

Mariani started at Guidant as a Director of Corporate Financial Reporting and after a succession of advances and promotions ultimately became Vice President, Controller and Chief Accounting Officer. After the 2006 sale of Guidant to Boston Scientific Corporation, Mariani co-led the initial integration of the two companies. He subsequently served as Chief Financial Officer of two private companies.

“It’s exciting to be joining the management team at Hansen Medical and to have the opportunity to help the Company fully realize the value of its innovative flexible robotics technology,” Mariani said. “It is an important time for Hansen Medical as the Company takes the next steps toward commercialization and clinical adoption of its robotic catheter systems. I look forward to working closely with the many talented employees in the organization.”

Mariani began his career at Ernst & Young and served as an audit manager for a variety of public and private clients in many different industries, including healthcare. He has a Bachelor of Science degree in accounting from Indiana University and is a certified public accountant.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The company’s Sensei® system and its Sensei X Robotic Catheter System were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in electrophysiology (EP) procedures. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei and Sensei X systems for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established during EP procedures, such as guiding catheters in the treatment of AF. In the European Union, the Sensei and the Sensei X systems are cleared for use during EP procedures, such as guiding catheters in the treatment of AF, and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. In the US, the Vascular Robotic System is not available for sale pending clearance of the 510(k) submission, which is currently under review. In Europe, the Vascular Robotic System requires CE mark and is not available for sale, nor can it be marketed until the CE mark is received.

Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “believe,” “potential,” “expects,” and similar words. Hansen Medical intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the expected timing for launching the Company’s Vascular Robotic System and the commercialization and clinical adoption of that System. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, potential safety and regulatory issues that could delay, suspend or terminate future clinical studies or regulatory approvals, challenges in designing, engineering and manufacturing systems to function as intended, uncertain timelines, costs and results of clinical trials and regulatory submissions, and the scope and validity of intellectual property rights applicable to products being developed. These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2011. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), Lynx and Sensei are registered trademarks, and Artisan is a trademark, of Hansen Medical, Inc. in the United States and other countries.

Hansen Medical Contacts:

Peter Osborne	Matt Clawson
Interim CFO	Allen & Caron Inc
Hansen Medical	949.474.4300
650.404.5800	matt@allencaron.com

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